                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM 8-K/A


                            Current Report Pursuant
                         to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


  Date of Report (Date of earliest event reported)...............May 21, 1997


                            Venus Exploration, Inc.
                            -----------------------
             (Exact name of registrant as specified in its charter)


                                    Delaware
                                    --------
                 (State or other jurisdiction of incorporation)


     0-14334                                             13-3299127
     --------                                            ----------
(Commission File Number)                               (I.R.S. Employer
                                                    Identification Number)

700 North St. Mary's Street, San Antonio, Texas            78205
-----------------------------------------------            ------
  (Address of Principal Executive Offices)               (Zip Code)


                                 (210) 222-9481
                         ------------------------------
                         (Registrant's telephone number
                              including area code)


         Xplor Corporation 16800 Greenspoint Park Dr., Suite 300 South,
                             Houston, Texas 77060
         --------------------------------------------------------------
         (Former Name or Former Address, if Changed Since Last Report)

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.



     (a) Financial statements of businesses acquired.

          An index of historical financial statements of the businesses acquired included in this current report is presented on Page 4. Such financial statements include the historical financial position, results of operations and cash flows of The New Venus Exploration, Inc. and statements of assets and liabilities and of revenues and direct operating expenses of interests acquired from Lomak Petroleum, Inc.

     (b) Pro forma financial information.

          An index of pro forma financial information included in this report is presented on Page 4.

                                   SIGNATURE


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        VENUS EXPLORATION, INC.


Date:      August 4, 1997               By: /s/ Patrick A. Garcia
                                        Patrick A. Garcia
                                        Chief Financial Officer
                                        (principal accounting officer)

                            VENUS EXPLORATION, INC.
                          CURRENT REPORT ON FORM 8-K/A
                         INDEX TO FINANCIAL INFORMATION

I. PREDECESSOR OPERATIONS OF PROPERTIES ACQUIRED FROM THE NEW VENUS
   EXPLORATION, INC. AND ITS PREDECESSOR ENTITIES:

     Report of Independent Public Accountants..............................  7

     Balance Sheets as of December 31, 1996 and
       December 31, 1995 (audited) and
       as of March 31, 1997 (unaudited)....................................  8

     Statements of Operations for each of the
       Three Years in the Period Ended
       December 31, 1996 (audited) and for
       the Three Months Ended March 31, 1997
       and 1996 (unaudited)................................................  9

     Statements of Shareholders' Equity for each
       of the Three Years in the Period Ended
       December 31, 1996 (audited) and for the
       Three Months Ended March 31, 1997 (unaudited)....................... 10

     Statements of Cash Flows for each of the Three
       Years in the Period Ended December 31, 1996
       (audited) and for the Three Months
       Ended March 31, 1997 and 1996 (unaudited)........................... 11

     Notes to Financial Statements......................................... 12

II. PREDECESSOR OPERATIONS OF PROPERTIES ACQUIRED FROM
    LOMAK PETROLEUM, INC.:

     Report of Independent Public Accountants ............................. 30

     Statements of Assets and Liabilities as of
       December 31, 1996 and December
       31, 1995 (audited) and as of March 31,
       1997 (unaudited).................................................... 31

     Consolidated Statements of Revenues
       and Direct Operating Expenses for each
       of the Two Years in the Period Ended
       December 31, 1996 (audited) and for
       the Three Months Ended March 31, 1997
       and 1996 (unaudited) ............................................... 32

     Notes................................................................. 33

                            VENUS EXPLORATION, INC.
                          CURRENT REPORT ON FORM 8-K/A
                   INDEX TO FINANCIAL INFORMATION (Continued)


UNAUDITED VENUS EXPLORATION, INC. F/K/A XPLOR CORPORATION
  PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS:

     Introduction.......................................................... 36

     Unaudited Pro Forma Consolidated Statement
       of Operations for the Year Ended
       December 31, 1996 .................................................. 38

     Unaudited Pro Forma Consolidated
       Statement of Operations for the Three
       Months Ended March 31, 1997 ........................................ 39

     Unaudited Pro Forma Consolidated
       Balance Sheet as of March 31, 1997.................................. 40

     Notes to Unaudited Pro Forma
       Consolidated Financial Statements .................................. 42

                        THE NEW VENUS EXPLORATION, INC.
                                      AND
                              PREDECESSOR ENTITIES

                              Financial Statements

                  Years ended December 31, 1996, 1995 and 1994

                  (With Independent Auditors' Report Thereon)

                         Independent Auditors'  Report


The Board of Directors and Stockholders of
The New Venus Exploration, Inc:

We have audited the accompanying consolidated balance sheets of The New Venus Exploration, Inc. and predecessor entities, as described in note 2(a) to the financial statements, as of December 31, 1996 and 1995, and the related statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The New Venus Exploration, Inc. and predecessor entities, as described in note 2(a) to the financial statements, as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.


                                        /s/ KPMG Peat Marwick LLP

San Antonio, Texas
April 16, 1997, except
to notes 1 and 12 which are as of
May 21, 1997

                        THE NEW VENUS EXPLORATION, INC.
                            AND PREDECESSOR ENTITIES

                                 Balance Sheets

                                                                          March 31,             December 31,
                                                                            1997            1996              1995
                                                                        ------------    ------------    ------------
                                                                        (unaudited)
ASSETS
     Current assets:
           Cash and cash equivalents                                    $    607,374       1,303,917         573,093
           Accounts receivable                                               912,785         790,269         457,578
           Prepaid expenses and other                                         17,355          24,902          56,469
                                                                        ------------    ------------    ------------
           Total current assets                                            1,537,514       2,119,088       1,087,140
     Oil and gas properties and equipment, at cost under
           the successful efforts method (notes 3,5, and 13)               2,786,688       2,574,940       2,617,353
     Less accumulated depreciation, depletion
           and amortization                                                 (924,689)       (895,243)     (1,487,486)
                                                                        ------------    ------------    ------------
                 Net oil and gas properties and equipment                  1,861,999       1,679,697       1,129,867
     Other property and equipment, at cost less accumulated
           depreciation and amortization (note 4)                            102,473         102,733          97,816
     Notes receivable from shareholders (note 9)                                --              --           480,685
     Deferred financing costs, at cost less accumulated
           amortization                                                      409,196         371,767            --
     Cash surrender value of officers' life insurance                           --              --           129,144
     Other assets, at cost less accumulated amortization                      65,820          69,770         106,341
                                                                        ------------    ------------    ------------
                 Total assets                                           $  3,977,002       4,343,055       3,030,993
                                                                        ============    ============    ============
LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
  Current liabilities:
     Accounts payable                                                   $  1,173,914       1,073,912         557,204
     Advances from interest owners                                            90,646         344,901         157,408
     Notes payable (note 5)                                                     --              --            75,308
                                                                        ------------    ------------    ------------
                 Total current liabilities                                 1,264,560       1,418,813         789,920

   Long-term debt (note 5)                                                   757,643            --              --
   Convertible redeemable preference shares, 247,750 shares
         issued and outstanding; nominal value of $0.077 (note 7)          4,955,000       4,955,000            --
   Shareholders' equity (deficit) (notes 5 and 8):
     Ordinary shares; nominal value of $0.077, none issued
         and outstanding                                                        --              --              --
     Convertible shares; nominal value of $0.077; 403,126
           shares issued and outstanding in 1996 and 1997                     30,526          30,526            --
     Common shares of Venus Oil Company; par value
           of $1.00; 10,000 shares authorized and 3,215 shares
           outstanding in 1995                                                  --              --             3,215
     Additional paid-in capital                                            1,455,844       1,304,644            --
     Retained earnings (deficit)                                          (4,486,571)     (3,365,928)      2,237,858
                                                                        ------------    ------------    ------------
                 Total shareholders' equity (deficit)                     (3,000,201)     (2,030,758)      2,241,073
     Commitments and contingencies (notes 5,6,10,11, and 12)
                                                                        ------------    ------------    ------------

                 Total liabilities and shareholders' equity (deficit)   $  3,977,002       4,343,055       3,030,993
                                                                        ============    ============    ============

                See accompanying notes to financial statements.

                        THE NEW VENUS EXPLORATION, INC.
                            AND PREDECESSOR ENTITIES

                            Statements of Operations


                                                      Three Months Ended
                                                           March 31,                         Years Ended December 31,
                                                       1997            1996            1996            1995            1994
                                                  ------------    ------------    ------------    ------------    ------------
                                                          (unaudited)
       Revenues:
            Exploration and production            $    135,389         158,803         510,748         757,589         789,147
            Management and service                     183,982         150,979         629,588         887,774         737,214
                                                  ------------    ------------    ------------    ------------    ------------

                                                       319,371         309,782       1,140,336       1,645,363       1,526,361
                                                  ------------    ------------    ------------    ------------    ------------
       Costs of operations:
           Operations and maintenance                   43,881          74,101         253,545         439,306         567,948
           Exploration expenses, including
             dry holes                                 499,191           4,876          92,287         575,512          75,030
           Impairment of oil and gas properties           --              --           981,178            --              --
           Depreciation, depletion and
             amortization                               29,446          11,700          76,286         122,659         141,278
           General and administrative                  838,837         446,331       2,028,747       1,590,327       1,586,650
                                                  ------------    ------------    ------------    ------------    ------------
                                                     1,411,355         537,008       3,432,043       2,727,804       2,370,906
                                                  ------------    ------------    ------------    ------------    ------------
           Operating profit (loss)                  (1,091,984)       (227,226)     (2,291,707)     (1,082,441)       (844,545)
                                                  ------------    ------------    ------------    ------------    ------------
       Other income (expense):
           Interest expense                            (34,226)           (889)        (10,331)        (27,041)        (18,869)
           Gain (loss) on sale of investments            1,500         (18,939)        239,792         340,170       1,146,618
           Interest and dividend income and
             other                                       4,067           9,335          55,428          72,938          53,605
                                                  ------------    ------------    ------------    ------------    ------------
                                                       (28,659)        (10,493)        284,889         386,067       1,181,354
                                                  ------------    ------------    ------------    ------------    ------------
           Net earnings (loss)                    $ (1,120,643)       (237,719)     (2,006,818)       (696,374)        336,809
                                                  ============    ============    ============    ============    ============

EARNINGS (LOSS) PER SHARE:
           Net earnings (loss) per
             convertible share                    $      (2.78)                          (4.98)
                                                  ============                    ============
           Weighted average number
             of convertible shares outstanding         403,126                         403,126
                                                  ============                    ============





                See accompanying notes to financial statements.

                        THE NEW VENUS EXPLORATION, INC.
                            AND PREDECESSOR ENTITIES


                  Statements of Shareholders' Equity (Deficit)

                                                         Venus Energy PLC
                                          Venus          and The New Venus
                                           Oil           Exploration, Inc.
                                         Company     ------------------------  Additional    Retained       Total
                                         Common       Ordinary    Convertible   Paid-In      Earnings    Shareholders'
                                          Stock        Shares       Shares      Capital     (Deficit)      Equity
                                       ----------    ---------    -----------  ----------   ----------    ----------
Balances, December 31, 1993            $    3,215          --           --           --      2,689,423     2,692,638

Net earnings                                 --            --           --           --        336,809       336,809
Cash distributions                           --            --           --           --        (20,000)      (20,000)
                                       ----------    ----------   ----------   ----------   ----------    ----------

Balances, December 31, 1994                 3,215          --           --           --      3,006,232     3,009,447

Net loss                                     --            --           --           --       (696,374)     (696,374)
Cash distributions                           --            --           --           --        (72,000)      (72,000)
                                       ----------    ----------   ----------   ----------   ----------    ----------

Balances, December 31, 1995                 3,215          --           --           --      2,237,858     2,241,073


Cash distributions
   by Venus Oil Company                      --            --           --           --        (35,220)      (35,220)
Distributions of assets not
    transferred to Venus Energy PLC
    and purchase price of properties
    transferred (note 8)                   (3,215)         --           --           --     (3,561,748)   (3,564,963)
Stock issued by Venus
   Energy PLC (note 1)                       --            --         30,526      996,214         --       1,026,740
Compensation costs for stock
    options granted (note 8)                 --            --           --        283,430         --         283,430
Warrants to acquire
    Ordinary Shares
    issued under financing
    arrangements (note 5)                    --            --           --         25,000         --          25,000
Net loss                                     --            --           --           --     (2,006,818)   (2,006,818)
                                       ----------    ----------   ----------   ----------   ----------    ----------

Balances, December 31, 1996                  --            --         30,526    1,304,644   (3,365,928)   (2,030,758)

Net loss (unaudited)                         --            --           --           --     (1,120,643)   (1,120,643)
Compensation costs for stock options
    (note 8) (unaudited)                     --            --           --        151,200         --         151,200
                                       ----------    ----------   ----------   ----------   ----------    ----------

Balances, March 31, 1997 (unaudited)   $     --            --         30,526    1,455,844   (4,486,571)   (3,000,201)
                                       ==========    ==========   ==========   ==========   ==========    ==========



                See accompanying notes to financial statements.

                        THE NEW VENUS EXPLORATION, INC.
                            AND PREDECESSOR ENTITIES

                            Statements of Cash Flows

                                                       Three Months Ended
                                                            March 31,                 Years Ended December 31,
                                                       1997          1996         1996           1995         1994
                                                    -----------     -------     ---------       -------     ---------
                                                          (unaudited)
OPERATING ACTIVITIES:
   Net earnings (loss)                              $(1,120,643)   (237,719)   (2,006,818)     (696,374)      336,809
   Adjustments to reconcile net
     earnings (loss) to net cash provided
     by (used in) operating activities:
     Depreciation, depletion and
       amortization                                      78,992      26,073       135,921       177,519       194,189
     Impairments, abandoned
       leases, and dry-hole costs                       469,582        --         981,178       243,811        37,489
     Loss (gain) on sales of property, plant
       and equipment                                     (1,500)     18,939      (124,369)     (340,170)   (1,196,618)
     Loss (gain) on investment transactions                --          --        (115,423)         --          50,000
     Compensation expense for stock options             151,200        --         283,430          --            --
     Decrease (increase) in accounts receivable        (122,516)    144,485      (332,691)      648,131      (249,007)
     Decrease (increase) in prepaid
       expenses and other                                 7,547      (5,318)       68,138      (337,090)      (23,167)
     Increase (decrease) in accounts
       payable                                          155,836      (1,133)      516,708    (2,174,407)    1,899,468
     Increase (decrease) in cash advances
       from interest owners                            (254,255)   (157,408)      187,493      (277,435)      482,919
                                                    -----------     -------     ---------       -------     ---------
     Net cash provided by (used in)
       operating activities                            (635,757)   (212,081)     (406,433)   (2,756,015)    1,532,082
                                                    -----------     -------     ---------       -------     ---------
INVESTING ACTIVITIES:
   Capital expenditures                                (805,735)   (142,845)   (2,401,351)     (403,772)     (781,727)
   Net proceeds on sale of investment
       securities                                          --          --         165,423         6,850          --
   Proceeds from sales of property,
       plant and equipment                               36,500       5,050       331,620       471,739     2,391,391
                                                    -----------     -------     ---------       -------     ---------
   Net cash provided by (used in)
       investing activities                            (769,235)   (137,795)   (1,904,308)       74,817     1,609,664
                                                    -----------     -------     ---------       -------     ---------
FINANCING ACTIVITIES:
   Net proceeds from issuance of
       long-term debt                                   739,943        --         150,000          --            --
   Repayments of long-term debt                         (31,494)    (26,619)     (150,000)     (122,331)     (748,475)
   Distributions                                           --          --      (2,650,908)      (72,000)      (20,000)
   Deferred financing costs                                --          --        (289,267)         --            --
   Proceeds from issuance of stock                         --          --       5,981,740          --            --
                                                    -----------     -------     ---------       -------     ---------
   Net cash provided by (used in)
       financing activities                             708,449     (26,619)    3,041,565      (194,331)     (768,475)
                                                    -----------     -------     ---------       -------     ---------
   Increase (decrease) in cash and cash
       equivalents                                     (696,543)   (376,495)      730,824    (2,875,529)    2,373,271
Cash and cash equivalents, beginning of period        1,303,917     573,093       573,093     3,448,622     1,075,351
                                                    -----------     -------     ---------       -------     ---------
Cash and cash equivalents, end of period            $   607,374     196,598     1,303,917       573,093     3,448,622
                                                    ===========     =======     =========       =======     =========

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest                              $     6,787         889        10,331        27,041        18,869
                                                    ===========     =======     =========       =======     =========

                See accompanying notes to financial statements.

                        THE NEW VENUS EXPLORATION, INC.
                            AND PREDECESSOR ENTITIES

                         Notes to Financial Statements

                Years Ended December 31, 1996, 1995 and 1994 and
                   Three Months Ended March 31, 1997 and 1996
           (Insofar as these notes relate to March 31, 1997 and 1996, they are unaudited)

(1) ORGANIZATION
    ------------

          The New Venus Exploration, Inc. (the "Company") is the successor entity to certain oil and gas exploration, development, and production operations of Venus Energy PLC and Venus Oil Company as described below. Venus Energy PLC and subsidiaries were organized in 1996 to acquire certain oil and gas exploration, development, and production operations of Venus Oil Company. Venus Energy PLC and subsidiaries commenced operations effective July 1, 1996 upon the transfer of certain oil and gas properties from Venus Oil Company.

          Venus Energy PLC was incorporated on May 15, 1996 as a public limited company in the United Kingdom. Upon formation, the shareholders of Venus Oil Company contributed $26,740 to Venus Energy PLC in exchange for 353,126 Convertible Shares. Venus Exploration, Inc. ("Old Venus") was incorporated in the State of Texas on May 16, 1996 as a wholly-owned subsidiary of Venus Energy PLC. Upon formation, Old Venus paid $22,500 to Venus Oil Company for an option that would allow Old Venus to acquire certain oil and gas properties from Venus Oil Company for $2 million.

          Venus Energy PLC raised $4,955,000 from the sale of 247,750 Convertible Redeemable Preference Shares through a private offering to new investors. Venus Energy PLC contributed substantially all of the proceeds of the private offering to Old Venus. Effective July 1, 1996, Old Venus exercised its option to acquire certain oil and gas properties from Venus Oil Company for $2 million. Venus Oil Company then paid $1 million to acquire 50,000 Convertible Shares of Venus Energy PLC. Venus Energy PLC subsequently contributed substantially all of the proceeds from the sale of the Convertible Shares to Old Venus. The employees of Venus Oil Company became employees of Old Venus at the time of the transfer of the oil and gas properties.

          In September 1996, Venus Development, Inc. was incorporated in the State of Texas as a wholly-owned subsidiary of Old Venus. Certain oil and gas properties were transferred from Old Venus to Venus Development, Inc. The oil and gas properties and the stock of Venus Development, Inc. have been pledged as security for borrowings under the debt agreement described in note 5 to the financial statements.

    -----------------------

          In a series of related transactions subsequent to December 31, 1996, the shareholders of Venus Energy PLC became the shareholders of the Company, and the Company succeeded to the assets of Old Venus. The shareholders of Venus Energy PLC exchanged their shares for the outstanding shares of the Company, and the assets and liabilities of Old Venus were transferred to the Company. As discussed in note 12 to the financial statements, on May 21, 1997 the Company transferred substantially all of its assets and liabilities to Xplor Corporation in exchange for Xplor Common Stock and warrants. As a result of the May 21, 1997 transactions, it is anticipated that Venus Energy PLC and Old Venus will be liquidated.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
    ------------------------------------------

     (a) Financial Statement Presentation

          The shareholders of Venus Oil Company controlled approximately 60 percent of the voting shares of Venus Energy PLC at the time of the transfer of the oil and gas properties to Old Venus. For financial statement purposes, Venus Oil Company has been treated as a predecessor entity to Venus Energy PLC. The transfer of the oil and gas properties from Venus Oil Company to Old Venus has been accounted for as a transaction between entities under common control for financial statement purposes because the shareholders of Venus Oil Company also have voting control over Venus Energy PLC. Accordingly, the oil and gas properties transferred from Venus Oil Company have been recorded by Old Venus at the net carrying amount of such properties in the financial statements of Venus Oil Company at the time of transfer as required by generally accepted accounting principles. The purchase price of the properties and the net assets of Venus Oil Company which were not transferred to Venus Energy PLC or its subsidiaries have been treated as a distribution to the shareholders of Venus Oil Company for financial statement purposes. In addition, the formation of the Company and the related exchange of shares with Venus Energy PLC and the transfer of assets and liabilities have been accounted for as transactions between entities under common control. Accordingly, those transactions did not result in any changes in the financial statement carrying amounts of the Company's assets and liabilities.

          The accompanying financial statements, referred to as the financial statements of The New Venus Exploration, Inc., include the accounts and operations of the predecessor entities of the Company. Accordingly, the consolidated balance sheet as of December 31, 1996 includes the accounts of Venus Energy PLC and its wholly-owned subsidiaries, Venus Exploration, Inc. ("Old Venus") and Venus Development, Inc. The results of operations for the year ended December 31, 1996 comprise those of Venus Oil Company from January 1, 1996 through June 30, 1996 and those of Venus Energy PLC and subsidiaries from July 1, 1996 (the effective date of the transfer of properties)

    -----------------------------------------------------

     to December 31, 1996. Financial information of Venus Oil Company for 1995 and 1994 has also been presented to provide as comparative information. The accompanying unaudited financial statements as of and for the three months ended March 31, 1997 include the accounts and operations of Venus Energy PLC and The New Venus Exploration, Inc. and their subsidiaries. As used herein, the Company refers to The New Venus Exploration, Inc. and its predecessor entities, Venus Energy PLC, Venus Oil Company, and their subsidiaries as described above. All significant intercompany balances and transactions have been eliminated in consolidation. The accompanying financial statements do not reflect financial information related to the May 21, 1997 business combination with Xplor Corporation discussed in note 12 to the financial statements.

     (b) Cash and Cash Equivalents

          The Company considers all highly liquid investments with an original maturity of three months or less when purchased and money market accounts to be cash equivalents.

     (c) Oil and Gas Properties

          The Company uses the successful efforts method of accounting for its oil and gas operations. Under this method, the costs of unproved leases are initially capitalized pending the results of exploration efforts. The costs of unproved properties are assessed periodically for impairment, on a field-by-field basis, and a loss is recognized to the extent, if any, that the cost of a property has been impaired.

          Exploration expenses, including geological and geophysical costs and delay rentals, are charged to expense as incurred. Exploratory drilling costs are initially capitalized, but are charged to expense if and when the well is determined to be unsuccessful.

          As unproved properties are determined to be productive, the property acquisition costs and related exploratory drilling costs of successful wells are transferred to proved properties. Development costs of proved properties, including producing wells and related facilities and any development dry holes, are capitalized. Depreciation, depletion, and amortization of the costs of proved properties is provided by the unit-of-production method based upon estimates of proved oil and gas reserves on a field-by-field basis.

          Capitalized costs of proved properties are periodically reviewed for impairment on a field-by-field basis, and, if necessary, an impairment provision is recognized to reduce the net carrying amount of such properties to their estimated fair values.

     (d) Other Property and Equipment

          Depreciation and amortization of transportation equipment and office furniture, fixtures, equipment, and leasehold improvements are computed using the straight-line method over the respective estimated useful lives. Maintenance, repairs and renewals are charged to operations, except that renewals which extend the life of the property are capitalized.

     (e) Income Taxes

          The Company follows the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the estimated future tax effects of temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax laws or rates is recognized in income in the period that includes the enactment date.

          Venus Oil Company has elected Subchapter S Corporation status for U.S. federal income tax purposes. Under the Subchapter S provisions, the stockholders of Venus Oil Company are liable for any U.S. federal income taxes related to taxable income of Venus Oil Company. Accordingly, no U.S. federal income taxes related to the operations of Venus Oil Company are reflected in the accompanying financial statements.

          A valuation allowance is recognized to reduce deferred tax assets if, based upon the weight of available evidence, it is more likely than not that some portion or all of the deferred tax asset will not be realized.

     (f) Revenue Recognition

          The Company records revenue following the entitlement method of accounting for gas imbalances. As of December 31, 1996 and 1995, there were no significant imbalances. In 1996, one customer accounted for approximately 13% of total revenues. In 1995 and 1994, one customer accounted for approximately 10% and 11% of total revenues, respectively.

     (g) Other Assets

          Deferred financing costs at December 31, 1996 consist of costs associated with obtaining the Company's debt agreement (see note 5 to the financial statements) which are amortized over the expected term of the related borrowings.

     -----------------------------------------------------

          Other assets include organizational costs which are amortized over five years. Other assets at December 31, 1995 also include $50,000 related to an investment in equity securities of a non-public company, which were carried at cost. Such securities were sold in 1996 subsequent to the investee's initial public offering.

     (h) Hedging Transactions

          The Company enters into commodity derivative contracts for non-trading purposes as a hedging strategy to manage commodity prices associated with certain oil and gas sales and to reduce the impact of price fluctuations. The counterparties to the contracts are major financial institutions. The Company primarily uses price swaps for production on properties pledged under the loan agreement discussed in note 5 to the financial statements.

          The Company utilizes the hedge or deferral method of accounting for commodity derivative financial instruments whereby gains and losses on these hedging instruments are recognized and recorded as revenues on the statement of operations when the related natural gas or oil has been produced, purchased or delivered. As a result, gains and losses on commodity financial instruments are generally offset by similar changes in the realized prices of natural gas and crude oil. To qualify as hedging instruments, these instruments must be highly correlated to anticipated future sales such that the Company's exposure to the risks of commodity price changes is reduced. While commodity financial instruments are intended to reduce the Company's exposure to declines in the market price of natural gas and crude oil, the commodity financial instruments may also limit the Company's gain from increases in the market price of natural gas and crude oil.

          On December 2, 1996, the Company entered into a financial swap, as required under the loan agreement discussed in note 5 to the financial statements, whereby the counterparty agrees to pay the Company the difference between the floating price and the fixed price for certain volumes of production in future months (commencing with January 1997 production) should the floating price fall below the negotiated fixed price of $2.0497 per mmbtu for natural gas or $19.045 per barrel for oil, respectively. Should the floating price exceed the fixed price for natural gas or oil, the Company is required to remit the difference to the counterparty. Quantities hedged are 109,773 mmbtu's of natural gas and 39,253 barrels of oil. This financial swap agreement expires December 31, 2001. Additionally, in December 1996, the Company purchased for approximately $11,000 an option to enter into a similar swap agreement. The option expired May 31, 1997. As of December 31, 1996, the estimated fair value of the Company's swap positions was a net receivable of approximately $37,000 based upon an estimate of what the Company would receive if the contracts were liquidated.

     -----------------------------------------------------

          The Company had no such hedging transactions in 1995 or 1994.

          (i) Stock-Based Compensation

               FASB Statement No. 123, "Accounting for Stock-Based Compensation," allows companies to adopt a fair value based method of accounting for stock-based employee compensation plans or to continue to use the intrinsic-value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." The Company has elected to account for stock-based compensation under the intrinsic-value method under the provisions of APB Opinion 25 and related Interpretations. Under this method, compensation expense is recognized for stock options when the exercise price of the options is less than the value attributed to the stock on the date of grant.

          (j) Use of Estimates

               The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

          (k) Commitments and Contingencies

               Liabilities for loss contingencies arising from claims, assessments, litigation, fines, and penalties, are recorded when it is probable that a liability has been incurred and the related amount can be reasonably estimated.

          (l) Fair Values of Financial Instruments

               The Company's financial instruments consist primarily of short-term trade receivables or payables or recently issued debt instruments for which management believes fair value approximates carrying value. Also see note 2(h).

          (m) Concentration of Credit Risk

               Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of temporary cash investments and trade receivables. The Company places its temporary cash investments in U.S. Government securities and in other high quality financial instruments. The Company's customer base consists primarily of independent oil and natural gas producers and purchasers of oil and gas products.

          (n) Unaudited Interim Periods

               In the opinion of management, all adjustments have been made which are necessary to fairly state the financial position as of March 31, 1997 and results of operations and cash flows for the three-month periods ended March 31, 1997 and 1996.

          (o) Earnings (loss) per share

               Earnings (loss) per share for the three months ended March 31, 1997 and fiscal year ended December 31, 1996, are calculated based on 403,126 Convertible Shares outstanding. There were no Ordinary (Common) Shares outstanding.

(3) OIL AND GAS PROPERTIES

     The Company's oil and gas properties consist of the following at:

                                              March 31,            December 31,
                                               1997           1996             1995
                                           ------------    ------------    ------------
                                           (unaudited)

Proved properties                          $  2,575,298       2,274,830       2,574,771
Unproved properties                             211,390         300,110          42,582
                                           ------------    ------------    ------------
                                              2,786,688       2,574,940       2,617,353
Less accumulated depreciation,
  depletion, and amortization                  (924,689)       (895,243)     (1,487,486)
                                           ------------    ------------    ------------
                                           $  1,861,999       1,679,697       1,129,867
                                           ============    ============    ============

          The oil and gas properties transferred to Old Venus from Venus Oil Company in 1996 were recorded at $532,820 (net of accumulated depreciation, depletion, and amortization of $854,557), which was the net carrying amount of such properties on the financial statements of Venus Oil Company as of the effective date of transfer. Those costs included $418,571 related to proved properties and $114,249 related to unproved properties. Venus Oil Company's financial statement carrying amount of the properties was determined using the successful efforts method of accounting for oil and gas operations.

          The impairment of oil and gas properties recognized in 1996 includes a write-down of unproved properties of approximately $254,000 and a write-down of proved properties of approximately $727,000.

(4) OTHER PROPERTY AND EQUIPMENT

         The Company's other property and equipment consists of the following at December 31, 1996 and 1995:

                                             1996          1995
                                         ----------    ----------
     Transportation equipment            $   91,422       109,243
     Furniture, fixtures and
       office equipment                     343,378       286,982
     Office leasehold improvements           36,225        36,225
                                         ----------    ----------
                                            471,025       432,450
     Less accumulated depreciation and
       amortization                        (368,292)     (334,634)
                                         ----------    ----------

                                         $  102,733        97,816
                                         ==========    ==========

          Substantially all of the above other property and equipment was transferred from Venus Oil Company at the net book value of the property and equipment at the date of transfer as discussed in note 8 to the financial statements.

(5) LONG-TERM DEBT

          In October 1996, the Company entered into a Term Loan and Security Agreement with a lender to finance the acquisition and development of oil and gas properties. Under the agreement, the Company may borrow up to approximately $2.6 million to finance the development of specified oil and gas properties. Such borrowings are subject to limitations based on the value of the proved reserves of the properties and must be drawn within eight months of the closing of the agreement. The borrowings for the specified properties are to be repaid over a period not to exceed five years from the date of closing of the agreement.

          In addition, the Company may borrow up to approximately $17.4 million to finance the acquisition and development of new properties, subject to limitations based on the value of the Company's proved reserves attributable to properties the Company has agreed to include as security for such loan. Borrowings for the acquisition and development of new properties must be drawn within two years from the date of closing of the agreement and must be repaid within seven years from the date of the first drawdown. The Company is required to pay a drawdown fee to the lender of 1 percent of each drawdown under the agreement. Borrowings under the agreement bear interest at the prime rate plus 1 percent.

          Payments on borrowings under the agreement are based on 85 or 90 percent of the net revenue, as defined in the agreement, from the secured properties, depending on the value of the proved reserves of the secured properties relative to the outstanding loan balance. In addition, the lender shall have the right to purchase at competitive market prices all crude oil or natural gas produced from or allocable to the secured properties including, without limitation, all of the production attributable to the Company's net revenue interest in the secured properties subject to the rights of other working interest and royalty interest owners.

    -------------------------

     The term of the purchase and sale agreement extends seven years with three additional one-year options.

          Borrowings under the agreement are to be secured by a first priority security interest and mortgage in all of the Company's royalty, working, and net revenue interests in the secured properties. In addition, all of the secured properties are to be transferred to Venus Development, Inc., all of the outstanding capital stock of which is pledged as additional security for the borrowings.

          Under the agreement, the Company is required to assign an overriding royalty interest equal to five percent of the Company's net revenue interest in the secured properties. The lender has the right to convert the value of its overriding royalty interests into equity interests of the Company, subject to certain limitations. The Company also granted warrants to the lender to purchase equity interests in the Company, subject to certain limitations. The estimated fair value of the royalty interests assigned as of December 31, 1996 of $57,500 and warrants of $25,000 have been recorded as deferred financing costs and are amortized as additional interest over the term of the related borrowings. Additional overriding royalty interests of $58,113 were recorded as deferred financing costs during the three months ended March 31, 1997 (unaudited). In connection with the transaction discussed in note 12 to the financial statements, the lender has agreed that any shares to be issued pursuant to such instruments will no longer be an obligation of the entity which survived such transaction but will be satisfied from an escrow of a percentage of the shares issued in that transaction by Xplor Corporation to the Company.

          As of December 31, 1996, no amounts had been borrowed under the agreement. Based on the value of the proved reserves of the specified secured properties, approximately $1.1 million was available under the agreement at December 31, 1996 to finance the development of the specified secured properties. As of March 31, 1997, the Company had $757,643 outstanding under this agreement (unaudited).

          During 1996, the Company entered into a line of credit agreement with a bank under which the Company could borrow up to $325,000. Interest on amounts borrowed under the line of credit agreement was based on the bank's prime rate. During 1996, the Company borrowed and repaid $150,000 under the line of credit agreement. The line of credit agreement was terminated in October 1996.

          Notes payable at December 31, 1995 relate to the remaining maturities on certain unsecured notes due to individuals, including certain former employees. The notes bear interest at 7 percent. The notes were not transferred to Venus Energy PLC or its subsidiaries and are reflected in the 1996 statement of shareholders' equity as part of the distribution of the net assets of Venus Oil Company which were not transferred to Venus Energy PLC or its subsidiaries.

(6) INCOME TAXES
----------------

          As of December 31, 1996, Old Venus and Venus Development, Inc. have an estimated operating loss carryforward for U.S. federal income tax purposes of approximately $700,000 which is available to offset future taxable income, if any, through 2011. In addition, the tax basis of the oil and gas properties exceed the related financial statement carrying amount of the properties by approximately $2.7 million and compensation costs of $283,430 have been recognized for financial statement purposes which are not yet deductible for tax purposes. Other than the basis differences in the oil and gas properties and compensation costs, there are no other significant temporary differences. At December 31, 1996, the deferred tax asset of approximately $1.2 million related to the operating loss carryforward and temporary differences has been offset entirely by a valuation allowance due to the uncertainty of the ultimate realization of such tax benefits. The utilization of the Company's net operating loss carryforwards may be limited as a result of the transactions referred to in note 12 to the financial statements.

          As discussed in note 12 to the financial statements, the Company intends to liquidate Venus Energy PLC. Management of the Company believes that there will be no significant tax obligations in the United Kingdom as a result of such liquidation.

(7) CONVERTIBLE REDEEMABLE PREFERENCE SHARES
--------------------------------------------

          The Convertible Redeemable Preference Shares outstanding as of December 31, 1996 (the "Preference Shares") are to be converted to Ordinary Shares of Venus Energy PLC on a one-for-one basis if, on or before March 31, 2000, the Ordinary Shares are listed or traded on a stock exchange in the United States or a designated offshore securities market. If Venus Energy PLC has not obtained a listing on a stock exchange by March 31, 2000, the holders of the Preference Shares are entitled to require Venus Energy PLC, at its option, to either:

     (a) Liquidate the assets of Venus Energy PLC in which case the holders of the Preference Shares will be entitled to receive, per share owned, the higher of (i) the net amount realized in the liquidation divided by the total number of shares in all classes of shares at the date of liquidation or (ii) 75 percent of the aggregate nominal value and any share premium paid on each Preference Share ($15 per share), but limited to 75 percent of the net amount realized in the liquidation divided by the total number of shares in all classes at the date of liquidation; or

     (b) Redeem the Preference Shares at a redemption price that is the higher of (i) the value of the assets of Venus Energy PLC based upon appraisals divided by the total number of shares in all classes of shares at the date of redemption or (ii) 75 percent of the aggregate of the nominal value and any share premium paid on each Preference Share ($15 per share), but limited to 75 percent of the appraised value of the assets divided by the total number of shares in all classes at the date of redemption.

-------------------------------------------------------

          Due to the redemption features discussed above, the Preference Shares have been treated as mandatorily redeemable preferred stock and have been excluded from shareholders' equity. The Preference Shares have no preferred dividend rights.

          As discussed in note 1 to the financial statements, subsequent to December 31, 1996 the shares of Venus Energy PLC were exchanged for shares of the Company with substantially equivalent rights, preferences and terms. As indicated in note 12 to the financial statements, it is anticipated that the Company will be liquidated and that the shares of Common Stock and warrants of Xplor Corporation received by the Company in the transactions described in note 12 will be distributed to the shareholders of the Company.

(8) SHAREHOLDERS' EQUITY
------------------------

          The authorized shares of Venus Energy PLC at December 31, 1996 consist of 200 million shares of Convertible Redeemable Preference Shares (see note 7 to the financial statements), 200 million Convertible Shares, and 200 million Ordinary Shares. As of December 31, 1996, shares issued and outstanding included 247,750 Convertible Redeemable Preference Shares and 403,126 Convertible Shares. There were no Ordinary Shares outstanding at December 31, 1996. The Convertible Shares are to be converted to Ordinary Shares on a one-for-one basis if on or before March 31, 2000, the Ordinary Shares are listed or traded on a stock exchange in the United States or a designated offshore securities market.

          The holders of all three classes of shares are entitled to one vote for each share held on all matters to be voted on by shareholders. However, the holders of the Preference Shares may vote as a class to force the liquidation or redemption election as described in note 7 to the financial statements.

          As discussed in note 1 to the financial statements, subsequent to December 31, 1996, the shares of Venus Energy PLC were exchanged for shares of the Company with substantially equivalent rights, preferences and terms. As of March 31, 1997, the authorized shares of the Company consist of 200 million shares of Convertible Redeemable Preference Shares (see note 7 to the financial statements), 200 million Convertible Shares, and 400 million shares of Common Stock. As of March 31, 1997, shares issued and outstanding include 237,750 Convertible Redeemable Preference Shares and 403,126 Convertible Shares. There were no shares of Common Stock outstanding at March 31, 1997. As indicated in note 12 to the financial statements, it is anticipated that the Company will be liquidated and that the shares of Common Stock and warrants of Xplor Corporation received by the Company in the transactions described in note 12 will be distributed to the shareholders of the Company.

          As discussed in notes 2 and 3 to the financial statements, Old Venus acquired oil and gas properties with a net financial statement carrying amount of $532,820 from Venus Oil Company for $2,022,500 in 1996. In addition, Old Venus paid Venus Oil Company $111,908 for certain other assets with a net financial statement carrying amount of $67,704. The properties and other assets transferred from Venus Oil Company have been recorded by Old

-----------------------------------

     Venus at the net carrying amounts of such properties and other assets in the financial statements of Venus Oil Company at the time of transfer. The amounts paid to Venus Oil Company for the properties and other assets and the remaining net assets of Venus Oil Company which were not transferred to Venus Energy PLC or its subsidiaries of $1,430,555, including cash of $481,280, have been recorded as distributions in the 1996 statement of shareholders' equity.

          The Company has granted options to certain directors of Venus Energy PLC to acquire 11,250 Convertible Shares at an exercise price equal to the nominal value of the shares ($0.077 per share). In addition, Venus Energy PLC has granted additional options to a director to acquire 15,625 Convertible Shares at an exercise price equal to the nominal value of the shares if Venus Energy PLC obtains a stock exchange listing prior to June 1, 1998. The Company has recognized compensation expense and a corresponding increase in additional paid-in capital of $283,430 in 1996 and $151,200 during the three months ended March 31, 1997 (unaudited) related to these options based on the excess of the $20 per share price received in the private offering over the exercise price of the options and the related service periods. The Company has also granted options to special counsel to acquire 5,000 Convertible Shares at an exercise price equal to the $20 per share received in the private offering. The difference between the compensation cost as recognized in the financial statements and compensation cost based on the estimated fair value of the options under the provisions of FASB Statement No. 123 is not significant.

(9) RELATED PARTY TRANSACTIONS
------------------------------

          The shareholders of Venus Oil Company own certain interests in the Company's oil and gas properties. The Company receives $2,500 per month from Venus Oil Company for overhead reimbursement.

          At December 31, 1996, accounts receivable includes $6,848 due from Venus Oil Company.

          Notes receivable from shareholders at December 31, 1995 bore interest at rates ranging from 5.73 to 9.5 percent. Such notes were not transferred to Venus Energy PLC or its subsidiaries and are reflected in the 1996 statement of shareholders' equity as part of the distribution of the net assets of Venus Oil Company which were not transferred to Venus Energy PLC or its subsidiaries.

(10) EMPLOYEE BENEFIT PLAN
--------------------------

          The Company has a Profit Sharing 401(k) Plan (the Plan). Benefits under the Plan are based on the participants' vested interests in the value of their respective accounts at the time the benefits become payable as a result of retirement, separation from service, or other events. Eligible participants include all Company employees who have reached age 21 and have completed three months of service with the Company. Employees may elect to contribute a

-------------------------------------

     portion of their base compensation to the Plan. The Company may make matching contributions on behalf of the participants based on actual participant contributions. Employer contributions are discretionary. The Company made contributions to the plan of $4,643, $5,010, and $5,633 for 1996, 1995, and 1994, respectively.

(11) COMMITMENTS
----------------

          The Company leases office space and certain automobiles under noncancelable operating leases. Following is a schedule of future minimum lease payments under noncancelable operating leases with initial or remaining lease terms in excess of one year as of December 31, 1996:

                                                   Year ending December 31:
                                                   ------------------------
         1997                                               $   55,791
         1998                                                   26,856
         1999                                                   19,700
         2000                                                   14,019
                                                            ----------
         Total future minimum lease payments                $  116,366
                                                            ==========

          Rental expense under operating leases was $101,524, $102,120 and $96,823 for 1996, 1995, and 1994, respectively.

(12)  SUBSEQUENT EVENTS
-----------------------

          As discussed in note 1, in a series of related transactions subsequent to December 31, 1996, the shareholders of Venus Energy PLC exchanged their shares of Venus Energy PLC for shares of the Company, and the assets and liabilities of Old Venus were transferred to the Company. The rights, preferences and terms of the shares issued by the Company to the former shareholders of Venus Energy PLC are substantially the same as those previously held by them. Upon the dissolution of the Company referred to in the following paragraph, the shareholders will receive common stock of the surviving entity to the transaction therein described.

          Pursuant to a Property Acquisition Agreement dated as of April 29, 1997 among the Company, two affiliates of Lomak Petroleum, Inc. (the "Lomak Entities") and Xplor Corporation ("Xplor"), on May 21, 1997 the Company transferred substantially all of its assets and liabilities to Xplor in exchange for common stock and warrants of Xplor. At the same time, the Lomak Entities transferred certain assets to Xplor in exchange for common stock and warrants of Xplor. It is expected that the Company will be dissolved, and the Xplor shares and warrants distributed to the Company's shareholders, subject to the escrow referred to in note 5 to the financial statements. Such shares represent approximately 58% of the outstanding shares

---------------------------------

     of Xplor, and, as a result, for financial reporting purposes the transactions described above will be accounted for as a reverse acquisition by the Company of Xplor and the Lomak Entities. Accordingly, the historical financial statements of the Company will be presented as the historical financial statements of the combined entity and the assets and liabilities of Xplor and the Lomak Entities will be recorded at fair value as of the date of the combination. Following the transactions, Xplor changed its name to Venus Exploration, Inc.

          In May 1997, the Company entered into a $20 million revolving line of credit agreement with a bank. Interest on amounts borrowed under the line of credit will be based on the bank's prime rate plus one percent.

(13) SUPPLEMENTAL OIL AND GAS PRODUCING ACTIVITIES (UNAUDITED)

     (a) Costs Incurred in Oil and Gas Property Acquisition, Exploration and Development Activities

                                             Years Ended December 31,
                                        1996         1995         1994
                                     ----------   ----------   ----------
Acquisition of unproved properties   $  569,906      144,118      212,305
                                     ==========   ==========   ==========
Exploration costs                    $   92,287      311,072       37,541
                                     ==========   ==========   ==========
Development costs                    $1,200,438      132,215      384,390
                                     ==========   ==========   ==========
Tangible drilling and equipment
  costs                              $  414,443      109,624      114,824
                                     ==========   ==========   ==========

     (b)  Results of Operations for Oil and Gas Producing Properties

                                               Years Ended December 31,
                                        1996            1995            1994
                                   ------------    ------------    ------------
Revenues                           $    510,748         757,589         789,147
Management and service                  629,588         887,774         737,214
                                   ------------    ------------    ------------
  Total                               1,140,336       1,645,363       1,526,361

Lease operating expenses               (253,545)       (439,306)       (567,948)
Geological and geophysical              (92,287)       (311,073)        (37,541)
Abandoned leases                           --          (264,439)        (37,489)
Impairments                            (981,178)           --              --
Depreciation, depletion
  and amortization                      (76,286)       (122,659)       (141,278)
                                   ------------    ------------    ------------
Operating profit (loss)                (262,960)        507,886         742,105
Income tax expense (benefit) (*)           --              --              --
                                   ------------    ------------    ------------
Results of operations from
  producing activities             $   (262,960)        507,886         742,105
                                   ============    ============    ============

-------------------------------------------------------------------------

     (*) No income tax expense (benefit) has been reflected as the operations were conducted by Venus Oil Company, which is an S Corporation, through June 30, 1996 and the Company has incurred losses from oil and gas operations subsequent to June 30, 1996.

     (c) Reserve Quantity Information

         The following table presents the Company's estimate of its proved oil and gas reserves, all of which are located in the United States. The Company emphasizes that reserve estimates are inherently imprecise and that estimates of new discoveries are more imprecise than those of producing oil and gas properties. Accordingly, the estimates are expected to change as future information becomes available. The estimates have been prepared by independent petroleum reservoir engineers, in conjunction with the Company's internal petroleum reservoir engineers.


                                                                      Years Ended December 31,
                                                                      ------------------------
                                                        1996                   1995                     1994
                                                        ----                   ----                     ----
                                                  OIL          GAS        OIL         GAS         OIL           GAS
                                                 (MBBL)      (MMCF)      (MBBL)      (MMCF)      (MBBL)        (MMCF)

          PROVED DEVELOPED AND
          UNDEVELOPED RESERVES:
          Beginning of the year                      446       2,326         259       3,874         209       4,765
            Revision of previous estimates          (209)       (837)        221      (1,332)         85        (683)
            Production                               (12)        (29)        (34)       (216)        (35)       (208)
                                                --------    --------    --------    --------    --------    --------
          End of year                                225       1,460         446       2,326         259       3,874
                                                ========    ========    ========    ========    ========    ========

          PROVED DEVELOPED RESERVES:
          Beginning of the year                      125         365          73         500         209       1,099
                                                ========    ========    ========    ========    ========    ========
          End of the year                            107         523         125         365          73         500
                                                ========    ========    ========    ========    ========    ========


     (d)  Standardized Measure of Discounted Future Net Cash Flows

          The Company's standardized measures of discounted future net cash flows and changes therein as of December 31, 1996, 1995 and 1994 are provided based on present values of future net revenues from proved oil and gas reserves estimated by independent petroleum engineers in conjunction with the Company's internal petroleum reservoir engineers in accordance with guidelines established by the Securities and Exchange Commission. These estimates were computed by applying appropriate current oil and natural gas prices to estimated future production of proved oil and gas reserves over the economic lives of the reserves and assuming continuation of existing economic conditions. Year ended 1996 calculations were made utilizing average prices for oil and natural gas that existed at December 31, 1996 of $18.80 per barrel and $2.55 per Mcf, respectively. Income taxes are computed by applying the statutory federal income

-------------------------------------------------------------------------

     tax rate to the net cash inflows relating to proved oil and gas reserves less the tax bases of the properties involved and giving effect to net operating loss carryforwards, tax credits and allowances relating to such properties. The reserve volumes provided by the independent petroleum engineers are estimates only and should not be construed as exact quantities. These reserves may or may not be recovered and may increase or decrease as result of future operations of the Company and change in market conditions.

                                                Years Ended December 31,
                                                       ($ 000's)
                                              1996        1995        1994
                                            --------    --------    --------
Future cash inflows                            7,955      12,535      11,828
Future development costs                        (889)     (1,764)       (745)
Future production costs                       (2,481)     (3,537)     (3,495)
                                            --------    --------    --------
Future net cash flows before income taxes      4,585       7,234       7,588
10% annual discount                           (1,633)     (2,898)     (2,483)
Discounted income taxes(*)                      --          --          --
                                            --------    --------    --------
Standardized measure of discounted
   future net cash flows                       2,952       4,336       5,105
                                            ========    ========    ========

(*) No income tax expense (benefit) has been reflected as the operations were conducted by Venus Oil Company, which is an S Corporation, through June 30, 1996 and the Company has operating loss carryforwards from oil and gas operations and sufficient tax basis in oil and gas properties to offset the future net cash flows before income taxes as of December 31, 1996.

-------------------------------------------------------------------------

          Principal Sources of Changes in the Standardized Measure of Discounted Future Net Cash Flows

                                                         Years Ended December 31,
                                                    --------------------------------
                                                                ($ 000's)
                                                      1996        1995        1994
                                                    --------    --------    --------
Standardized measure of discounted future
       net cash flows, beginning of year            $  4,336       5,105       3,350
 Revisions of previous quantity estimates             (3,937)         (1)       (334)
 Net changes in prices and production costs              589         181         495
 Changes in estimated future development costs           208         691        (397)
 Development costs incurred during period that
       reduced future development costs                1,200         132         384
 Sales of oil and gas produced during period, net
       of production costs                              (257)       (318)       (221)
 Accretion of discount                                   434         511         335
 Other (changes in production rates, timing
       and other)                                        379      (1,965)      1,493
                                                    --------    --------    --------
 STANDARDIZED MEASURE OF DISCOUNTED
       FUTURE NET CASH FLOWS, END OF YEAR           $  2,952       4,336       5,105
                                                    ========    ========    ========

                             LOMAK PETROLEUM, INC.
 FINANCIAL STATEMENTS OF THE LOMAK INTERESTS ACQUIRED BY VENUS EXPLORATION, INC.
           AS OF AND FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995,
         AS OF AND FOR THE THREE MONTH PERIOD ENDED MARCH 31, 1997, AND
                FOR THE THREE MONTH PERIOD ENDED MARCH 31, 1996

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors and Stockholders of
    Venus Exploration, Inc.:

We have audited the accompanying statements of assets (other than productive oil and gas properties) and liabilities of the Lomak Petroleum, Inc. Interests (the "Lomak Interests") as of December 31, 1996 and 1995, acquired pursuant to the purchase by Venus Exploration, Inc. as described in Note 1, and the related statements of revenues and direct operating expenses for the years ended December 31, 1996 and 1995. The statements of assets (other than productive oil and gas properties) and liabilities and statements of revenues and direct operating expenses are the responsibility of Venus Exploration, Inc.'s management. Our responsibility is to express an opinion on the statements of assets (other than productive oil and gas properties) and liabilities and statements of revenues and direct operating expenses based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements of assets (other than productive oil and gas properties) and liabilities and statements of revenues and direct operating expenses are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements of assets (other than productive oil and gas properties) and liabilities and statements of revenues and direct operating expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statements of assets (other than productive oil and gas properties) and liabilities and statements of revenues and direct operating expenses. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the statements of assets (other than productive oil and gas properties) and liabilities and statements of revenues and direct operating expenses referred to above present fairly, in all material respects, the assets (other than productive oil and gas properties) and liabilities of the Lomak Interests as of December 31, 1996 and 1995, acquired pursuant to the purchase by Venus Exploration, Inc. as described in Note 1, and the related revenues and direct operating expenses for the years ended December 31, 1996 and 1995, in conformity with generally accepted accounting principles.

                                        /s/ Arthur Andersen LLP


Cleveland, Ohio,
August 4, 1997.

                              THE LOMAK INTERESTS

                  STATEMENTS OF ASSETS (OTHER THAN PRODUCTIVE
                OIL AND GAS PROPERTIES) AND LIABILITIES (NOTE 1)


                                                       Unaudited
                                                        March 31,      December 31,
                                                          1997        1996        1995
                                                        --------    --------    --------
                                                                 (In thousands)
Assets (other than productive oil and gas properties)
  Accounts receivable                                   $    312    $    342    $    289

Liabilities
  Accounts payable and accrued liabilities                   (77)        (83)       (118)
                                                        --------    --------    --------

  Excess of assets (other than productive oil and gas
    properties) acquired over liabilities assumed       $    235    $    259    $    171
                                                        ========    ========    ========





                See accompanying notes to financial statements.

                              THE LOMAK INTERESTS


                           STATEMENTS OF REVENUES AND
                       DIRECT OPERATING EXPENSES (NOTE 1)


                                            Unaudited
                                        Three months ended             Year ended
                                             March 31,                 December 31,

                                        1997          1996          1996          1995
                                     ----------    ----------    ----------    ----------
                                                       (In thousands)
Revenues                             $      393    $      400    $    1,607    $    1,505
Direct operating expenses                  (155)         (187)         (666)         (796)
                                     ----------    ----------    ----------    ----------

    Excess of revenues over direct
      operating expenses             $      238    $      213    $      941    $      709
                                     ==========    ==========    ==========    ==========





                See accompanying notes to financial statements.

                              THE LOMAK INTERESTS

                         NOTES TO STATEMENTS OF ASSETS
                 (OTHER THAN PRODUCTIVE OIL AND GAS PROPERTIES)
                   AND LIABILITIES AND STATEMENTS OF REVENUES
                         AND DIRECT OPERATING EXPENSES

(1) GENERAL:

Organization

     The accompanying statements present the assets (other than productive oil and gas properties) and liabilities and revenues and direct operating expenses of certain working and other interests in oil and gas properties of Lomak Petroleum, Inc. (the "Lomak Interests") acquired by Venus Exploration, Inc. ("Venus"), effective January 1, 1997. Such financial statements were derived from the historical records of Lomak Petroleum, Inc. ("Lomak") and represent the net interests acquired by Venus.

Basis of Presentation

     Full historical financial statements reflecting financial position, results of operations and cash flows as required by generally accepted accounting principles are not presented as such information is neither readily available on an individual property basis nor meaningful for the Lomak Interests. During the periods presented, the Lomak Interests were not accounted for as a separate entity. These statements do not include depreciation, depletion and amortization, general and administrative expenses, interest expense or federal income tax expense. Accordingly, the accompanying financial statements are not intended to be a complete presentation of the financial position, results of operations and cash flows of the Lomak Interests in conformity with generally accepted accounting principles.

     The Lomak Interests are not taxpaying entities. Accordingly, no provision for income taxes has been provided.

Revenue Recognition

     Revenues are recognized when oil and gas production is sold. Direct operating expenses are recorded when services are provided.

Use of Estimates

     Management has made a number of estimates and assumptions relating to the reporting of assets, liabilities, revenues and direct operating expenses to prepare these statements in accordance with the basis of presentation described above. Actual results could differ from those estimates.

(2) SALES TO SIGNIFICANT CUSTOMERS:

          Due to the fact that the Lomak Interests are primarily in properties not operated by Lomak, information as to purchasers of greater than 10% of revenues is not readily available. However, Lomak has no knowledge of any customer with regards to significant purchases from the Lomak Interests.


(3) OIL AND GAS RESERVES INFORMATION (UNAUDITED):

          The estimates of proved oil and gas reserves attributable to the Lomak Interests, which are located entirely in the United States, are based on evaluations by independent petroleum engineers. Reserves at December 31, 1996 were estimated in accordance with guidelines established by the Securities and Exchange Commission which require that reserve reports be prepared under existing economic and operating conditions with no provision for price escalations except by contractual arrangements. Reserves at December 31, 1995 and 1994 were derived by adjusting the December 31, 1996 reserve estimates for historical production quantities.

          Lomak's management emphasizes that reserve estimates are inherently imprecise. Accordingly, the estimates are expected to change as additional information becomes available.

          The following unaudited table sets forth the estimated proved oil and gas reserve quantities of the Lomak Interests at December 31, 1994, 1995 and 1996:



                             Oil & NGL's   Natural Gas
                               (Mbbls)       (Mmcfs)
                             ----------    ----------
PROVED RESERVES
Balance, December 31, 1994          840         1,546
Production                          (73)         (206)
                             ----------    ----------

Balance, December 31, 1995          767         1,340
Production                          (70)         (136)
                             ----------    ----------

Balance, December 31, 1996          697         1,204
                             ==========    ==========

PROVED DEVELOPED RESERVES
Balance, December 31, 1996          470           981
                             ==========    ==========


          The "Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves" (the "Standardized Measure") is a disclosure requirement under Statement of Financial Accounting Standards No. 69. The Standardized Measure does not purport to present the fair market value of proved oil and gas reserves. An estimate of fair market value would require consideration of expected future economic and operating conditions, which are not taken into account in calculating the Standardized Measure.

          Future net cash flows were estimated by applying year end prices, adjusted for fixed and determinable escalations, to the estimated future production less estimated future production costs based on year end costs and future development costs. Future net cash flows were discounted using a 10% annual discount rate to arrive at the Standardized Measure.

          The Standardized Measure of discounted future net cash flows relating to proved oil and gas reserves is as follows:


                                     December 31,
                                        1996
                                     ----------
                                    (In thousands)
Future cash inflows                  $   23,471

Future costs:
    Production                           (8,659)
    Development                          (1,508)
                                     ----------

Future net cash flows                    13,304

Income taxes                               --

Undiscounted future net cash flows       13,304

10% discount factor                      (4,940)
                                     ----------

Standardized Measure                 $    8,364
                                     ==========


          The changes in the Standardized Measure of discounted future net cash flows from proved oil and gas reserves is as follows:

                                                        Year ended December 31,
                                                                 1996
                                                        -----------------------
                                                           (In thousands)
    Standardized Measure, beginning of year                    $ 9,305

    Sales, net of production costs                                (941)
                                                               -------
    Standardized Measure, end of year                          $ 8,364
                                                               =======

                            VENUS EXPLORATION, INC.
             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

                                  INTRODUCTION

     On May 21, 1997, Registrant, then known as Xplor Corporation ("Xplor"), acquired substantially all of the assets and liabilities of The New Venus Exploration, Inc. ("New Venus"), a Texas corporation, in exchange for 5,626,473 shares of Registrant's previously authorized and unissued shares of Common Stock and warrants to purchase 272,353 additional shares of Common Stock. Simultaneously, Registrant acquired certain oil and gas properties of two wholly-owned affiliates of Lomak Petroleum, Inc., Lomak Production I L.P., a Texas limited partnership, and Lomak Resources LLC, an Oklahoma limited liability company (together, "Lomak Properties") in exchange for 2,037,171 shares of Registrant's previously authorized and unissued shares of Common Stock and warrants to purchase 272,353 additional shares of Common Stock.

     For financial reporting purposes, the transactions are accounted for as a reverse acquisition whereby New Venus is deemed to be the acquirer. Accordingly, the historical financial statements of New Venus and predecessor entities will be presented as the historical financial statements of the combined entity and the assets acquired and liabilities assumed from Xplor and Lomak will be recorded at fair value as of the date of the combination as required under purchase accounting. For purposes of determining the costs of the acquisitions, management has valued the shares and warrants issued to Lomak and the shares, options and warrants held by Xplor shareholders based on the estimated fair values of the assets acquired and liabilities assumed, rather than the current market price of Xplor shares. Management believes that using the estimated fair values of the assets acquired and liabilities assumed to determine the costs of the acquisitions rather than the market price of the Xplor shares is appropriate because (1) there is limited trading activity in the shares, (2) the stock issued to effect the combination contains restrictions that limit its marketability, and (3) the number of shares issued to effect the combination substantially exceeds the current trading volume of the shares in the marketplace and substantially exceeds the number of Xplor shares outstanding prior to the combination.

     The following unaudited pro forma consolidated statements of operations for the year ended December 31, 1996 and the three-month period ended March 31, 1997 and the unaudited pro forma consolidated balance sheet as of March 31, 1997 (the "Unaudited Pro Forma Consolidated Financial Statements") give effect to the deemed acquisition of Xplor and the Lomak Properties by New Venus under the purchase method of accounting and the related assumptions and adjustments described in the Notes to Unaudited Pro Forma Consolidated Financial Statements.

     The Unaudited Pro Forma Consolidated Financial Statements are based upon the historical audited and unaudited financial statements of Xplor, New Venus and the Lomak Properties, and should be read in conjunction with the audited financial statements and notes thereto included in Xplor's Annual Report on Form 10-K for the year ended December 31, 1996, the unaudited Quarterly Report of Xplor on Form 10-Q for the three-month period ended March 31, 1997, and the audited and unaudited financial statements and notes thereto of New Venus and Lomak included herein. See "Index of Financial Statements." The results of the periods presented are not necessarily indicative of the results that would have been achieved had the acquisitions been consummated at the respective dates assumed in the Unaudited Pro Forma Consolidated Financial Statements and should not be construed as indicative of future results.

     The Unaudited Pro Forma Consolidated Statements of operations for the year ended December 31, 1996 and the three-month period ended March 31, 1997 have been prepared assuming that the transactions described above were consummated on January 1, 1996. The unaudited pro forma consolidated balance sheet as of March 31, 1997 was prepared assuming that the transactions described above were consummated as of March 31, 1997. The Unaudited Pro Forma Consolidated Financial Statements have been prepared based upon assumptions deemed appropriate and may not be indicative of actual results.

                 UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF
                     OPERATIONS XPLOR AND LOMAK PROPERTIES
                                  ACQUISITION

                            VENUS EXPLORATION, INC.
                            F/K/A XLPOR CORPORATION
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                     (in thousands, except per share data)

                                                     Historical
                                          ----------------------------------
                                                        Acquired Operations
                                             New                    Lomak     Pro Forma
                                            Venus        Xplor    Properties  Adjustments Pro Forma
---------------------------------------------------------------------------------------------------
Revenues:
   Oil and gas sales .................     $   511      $   476      $1,607     $  --      $ 2,594
   Gain on sale of investments .......         240           --          --        --          240
   Interest and other income .........          55          150          --        --          205
   Management and overhead fees ......         629          129          --        --          758
                                           -------      -------      ------     -----      -------
     Total revenues ..................       1,435          755       1,607        --        3,797
                                           -------      -------      ------     -----      -------
Costs and expenses:
   Lease operating expense ...........         254          201         666        --        1,121
   Depreciation, depletion and
    amortization .....................          76          191          --       504          771
   Exploration, asset impairment
    and dry hole .....................       1,073            4          --        --        1,077
   General and administrative ........       2,029          555          --        --        2,584
   Interest and other ................          10           --          --        --           10
                                           -------      -------      ------     -----      -------
 Total costs and expenses ............       3,442          951         666       504        5,563
                                           -------      -------      ------     -----      -------
     Income (loss) before income taxes      (2,007)        (196)        941      (504)      (1,766)
                                           -------      -------      ------     -----      -------
 Income taxes:
         Current .....................          --          (30)         --        --          (30)
         Deferred ....................          --           --          --        --           --
                                           -------      -------      ------     -----      -------
     Total ...........................          --          (30)         --        --          (30)
                                           -------      -------      ------     -----      -------
Net earnings (loss) available
     to common stock .................     $(2,007)     $  (166)     $  941     $(504)     $(1,736)
                                           =======      =======      ======     =====      =======
Average shares outstanding ...........                                                       9,701
Earnings per share ...................                                                    $  (0.18)


      See notes to unaudited pro forma consolidated financial statements.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                     XPLOR AND LOMAK PROPERTIES ACQUISITION

                            VENUS EXPLORATION, INC.
                            F/K/A XPLOR CORPORATION
                FOR THE THREE-MONTH PERIOD ENDED MARCH 31, 1997
                     (in thousands, except per share data)

                                                                  Historical
                                                 --------------------------------------------
                                                                     Acquired Operations
                                                      New                            Lomak          Pro Forma
                                                     Venus            Xplor        Properties      Adjustments      Pro Forma
----------------------------------------------------------------------------------------------------------------------------
Revenues:
   Oil and gas sales .........................   $        135    $        121    $        393   $       --      $        649
   Gain (loss) on sale of investments ........              2              (9)           --             --                (7)
   Interest and other income .................              4              40            --             --                44
   Management and overhead fees ..............            184              30            --             --               214
----------------------------------------------------------------------------------------------------------------------------
     Total revenues ..........................            325             182             393           --               900
----------------------------------------------------------------------------------------------------------------------------
Costs and expenses:
   Lease operating expense ...................             44              34             155           --               233
   Depreciation, depletion and
     amortization ............................             29              36            --              129             194
   Exploration, asset impairment
     and dry hole ............................            499            --              --             --               499
   General and administrative ................            839             107            --             --               946
   Interest and other ........................             34            --              --             --                34
----------------------------------------------------------------------------------------------------------------------------
 Total costs and expenses ....................          1,445             177             155            129           1,906
----------------------------------------------------------------------------------------------------------------------------
       Income (loss) before income taxes .....         (1,120)              5             238           (129)         (1,006)
----------------------------------------------------------------------------------------------------------------------------
Income taxes:
         Current .............................           --              --              --             --              --
         Deferred ............................           --              --              --             --              --
----------------------------------------------------------------------------------------------------------------------------
     Total ...................................           --              --              --             --              --
----------------------------------------------------------------------------------------------------------------------------
Net earnings (loss) available
     to common stock .........................   $     (1,120)   $          5    $        238   $       (129)   $     (1,006)
============================================================================================================================
Average shares outstanding ...................                                                                         9,701
Earnings per share ...........................                                                                  $      (0.10)


      See notes to unaudited pro forma consolidated financial statements.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                     XPLOR AND LOMAK PROPERTIES ACQUISITION

                            VENUS EXPLORATION, INC.
                            F/K/A XPLOR CORPORATION
                              AS OF MARCH 31, 1997
                     (in thousands, except per share data)

                                                        Historical
                                                 --------------------------------
                                                             Acquired Operations
                                                   New                  Lomak      Pro Forma
                                                  Venus      Xplor    Properties  Adjustments  Pro Forma
---------------------------------------------------------------------------------------------------------
ASSETS
Current Assets:
     Cash and cash equivalents.................. $   607    $  2,824    $  --      $   --        $ 3,431
     Accounts receivable .......................     913         149       312         --          1,374
     Prepaids and other current assets..              17        --         --          --             17
---------------------------------------------------------------------------------------------------------
         Total current assets...................   1,537       2,973       312         --          4,822
---------------------------------------------------------------------------------------------------------
Oil and gas property,
  successful efforts
   Developed and undeveloped....................   2,787      18,776       --       (13,096)       8,467
   Less: Accumulated depreciation
 and amortization...............................   ( 925)    (16,571)      --        16,571         (925)
---------------------------------------------------------------------------------------------------------
         Net oil and gas property...............   1,862       2,205       --         3,475        7,542
---------------------------------------------------------------------------------------------------------
Other property and equipment....................     463         311       --          (164)         610
     Less: Accumulated depreciation
 and amortization...............................    (360)       (139)      --           139         (360)
---------------------------------------------------------------------------------------------------------
         Net other property and
            equipment...........................     103         172       --           (25)         250
---------------------------------------------------------------------------------------------------------
Investments.....................................    --            83       --          --             83
Other assets, net of amortization...............     475        --         --          --            475
---------------------------------------------------------------------------------------------------------
         Total.................................. $ 3,977    $  5,433     $ 312     $  3,450      $13,172
=========================================================================================================

      See notes to unaudited pro forma consolidated financial statements.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                     XPLOR AND LOMAK PROPERTIES ACQUISITION

                            VENUS EXPLORATION, INC.
                            F/K/A XPLOR CORPORATION
                              AS OF MARCH 31, 1997
                     (in thousands, except per share data)

                                                            Historical
                                                 --------------------------------
                                                             Acquired Operations
                                                   New                  Lomak      Pro Forma
                                                  Venus      Xplor    Properties  Adjustments  Pro Forma
---------------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
    Accounts payable and
    accrued liabilities........................  $ 1,265     $    423    $ 77     $  --          $ 1,765
Current maturities of long-term
       obligations.............................     --           --        --        --             --
---------------------------------------------------------------------------------------------------------
         Total current liabilities.............    1,265          423      77        --            1,765
---------------------------------------------------------------------------------------------------------
Deferred income taxes..........................     --            287      --        (286)             1
Long term debt.................................      758         --        --        --              758
Preference shares..............................    4,955         --        --      (4,955)          --
Stockholders' equity:
     Common stock .............................       30           26      --          46            102
     Additional paid-in capital................    1,456       20,678     235      (6,219)        16,150
     Retained earnings (losses)................   (4,487)     (13,248)     --      13,248         (4,487)
     Unrealized gain on equity
     securities................................     --             28      --         (28)          --

---------------------------------------------------------------------------------------------------------
   Total stockholders' equity
         before treasury stock.................   (3,001)       7,484     235       7,047         11,765
Less treasury stock - 558,502 shares...........     --         (2,761)     --       1,644         (1,117)
---------------------------------------------------------------------------------------------------------
         Total stockholder's equity............   (3,001)       4,723     235       8,691         10,648
---------------------------------------------------------------------------------------------------------
         Total ................................ $  3,977     $  5,433    $312     $ 3,450        $13,172
=========================================================================================================

      See notes to unaudited pro forma consolidated financial statements.

                            VENUS EXPLORATION, INC.
                            F/K/A XPLOR CORPORATION
         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                  For the Year Ended December 31, 1996 and the
                       Three Months Ended March 31, 1997

1. BASIS OF PRESENTATION

     The Unaudited Pro Forma Consolidated Balance Sheet is presented assuming the combination occurred on March 31, 1997. The Unaudited Pro Forma Consolidated Statements of Operations for the year ended December 31, 1996 and the three-month period ended March 31, 1997 are presented as if the combination occurred on January 1, 1996. The Unaudited Pro Forma Consolidated Financial Statements may not necessarily be indicative of the results which would actually have occurred if the combination had been in effect on the date or for the periods indicated or which may result in the future.


2. PRO FORMA ADJUSTMENTS - STATEMENTS OF OPERATIONS

     The pro forma adjustments to the Unaudited Pro Forma Consolidated Statements of Operations reflect the following:

     (a) DEPRECIATION, DEPLETION AND AMORTIZATION - The adjustment reflects the pro forma depreciation, depletion and amortization expense based on the use of adjusted capitalized costs and proved reserves.

     (b) INCOME TAXES - No adjustment to income tax expense or benefit has been reflected in the unaudited pro forma statements of operations due to the net operating losses and the uncertainty of realizing deferred tax benefits.

     (c) EARNINGS (LOSS) PER SHARE - The weighted average number of shares of Common Stock outstanding is based on the number of shares outstanding subsequent to the combination. Options and warrants outstanding are not reflected in the pro forma earnings (loss) per share calculations because they would be anti-dilutive.

3. PRO FORMA ADJUSTMENTS - BALANCE SHEET

     The pro forma adjustments to the Unaudited Pro Forma Consolidated Balance Sheet reflect the following:

     (a) NET OIL AND GAS PROPERTIES - The adjustment to Net Oil and Gas Properties reflects the allocation of the purchase price to proved and undeveloped properties and includes costs and adjustments to the purchase price of the properties acquired.

     (b) PREFERENCE SHARES - The Preference Shares conversion is presented as an elimination of the Preference Shares balance and an increase to Common Stock and Additional Paid-In Capital.

     (c) ALLOCATION OF PURCHASE PRICE - Xplor acquired substantially all of the assets of New Venus in exchange for 5,626,473 shares of its common stock and warrants to purchase an additional 272,353 shares of common stock. In addition, certain properties were acquired from Lomak in exchange for 2,037,171 shares of common stock and warrants to purchase an additional 272,353 shares of common stock. For financial reporting purposes, the transactions are accounted for as a reverse acquisition whereby New Venus is deemed to be the acquirer. The adjustments reflect the recording of the acquisition using the purchase method of accounting and the allocation of the purchase price based on the fair value of the assets and liabilities acquired.

     For purposes of determining the costs of the acquisitions, management has valued the shares and warrants issued to Lomak and the shares, options and warrants of Xplor based on the estimated fair values of the assets acquired and liabilities assumed. Management believes that using the estimated fair values of the assets acquired and liabilities assumed to determine the costs of the acquisitions rather than the market price of the Xplor shares is appropriate because (1) there is limited trading activity in the shares, (2) the stock issued to effect the combination contains restrictions that limit its marketability, and (3) the number of shares issued to effect the combination substantially exceeds the current trading volume of the shares in the marketplace and substantially exceeds the number of Xplor shares outstanding prior to the combination. In determining the costs of the acquisitions for purposes of the unaudited pro forma consolidated financial statements, the net assets of Xplor were valued at $4,763,000 (including oil and gas properties of $1,983,000) and the net assets acquired from Lomak were valued at $3,931,000 (including oil and gas properties of $3,697,000).

     The estimated fair values of certain oil and gas properties which are expected to be sold are based on management's current estimates of the sales prices of those properties. Adjustments to the values assigned to those properties may be necessary as management obtains additional information concerning potential sales of the properties.

     The allocation of the purchase price is preliminary and may be adjusted to reflect revisions in the estimated proceeds from properties to be sold and upon completion of management's evaluation of the properties acquired.

4. OIL AND GAS RESERVE INFORMATION

The following pro forma reserve information includes the reserves of New Venus, XPLOR and the Lomak Properties and has been prepared in accordance with guidelines established by the Securities and Exchange Commission and all reserves are located within the United States.

Reserve Quantity Information

      The following table presents the Company's estimate of its proved oil and gas reserves, all of which are located in the United States. The Company emphasizes that reserve estimates are inherently imprecise and that estimates of new discoveries are more imprecise than those of producing oil and gas properties. Accordingly, the estimates are expected to change as future information becomes available.

                                           Year Ended December 31, 1996
                                           ----------------------------
                                                Oil        Gas
                                               (mbbl)     (mmcf)
Proved developed and undeveloped reserves:
  Beginning of the year                         1,256       6,320
      Revision of previous estimates             (191)       (960)
      Production                                  (87)       (334)
                                             --------    --------
  End of year                                     978       5,026
                                             ========    ========

  Proved developed reserves:
  End of the year                                 633       3,866
                                             ========    ========


Standardized Measure of Discounted Future Net Cash Flows

     The Company's standardized measures of discounted future net cash flows and changes therein as of December 31, 1996, are provided based on present values of future net revenues from proved oil and gas reserves in accordance with guidelines established by the Securities and Exchange Commission. These estimates were computed by applying appropriate current oil and gas prices to estimated future production of proved oil and gas reserves over the economic lives of the reserves and assuming continuation of existing economic conditions. Year ended 1996 calculations were made utilizing average prices for oil and natural that existed at December 31, 1996. Income taxes are computed by applying the statutory federal income tax rate to the net cash inflows relating to proved oil and gas reserves less the tax bases of the properties involved and giving effect to net operating loss carryforwards, tax credits and allowances relating to such properties. The reserve volumes provided by the independent petroleum engineers are estimates only and should not be construed as exact quantities. These reserves may or may not be recovered and may increase or decrease as result of future operations of the Company and change in market conditions.

                                          December 31, 1996
                                          -----------------
                                              ($ 000's)
Future cash inflows                         $     43,122
Future development costs                          (5,572)
Future production costs                          (11,140)
Future income taxes                               (2,042)
                                            ------------
Future net cash flows                             24,368
10% annual discount                               (9,919)
                                            ------------
Standardized measure of discounted
  future net cash flows                     $     14,449
                                            ============


Principal Sources of Changes in the Standardized Measure of Discounted Future Net Cash Flows

                                                    Year Ended
                                                December 31, 1996
                                                -----------------
                                                    ($ 000's)
Standardized measure of discounted future
   net cash flows, beginning of year               $     15,646
Revisions of previous quantity estimates                 (3,959)
Net changes in prices and production costs                2,446
Changes in estimated future development costs               208
Development costs incurred during period that
  reduced future development costs                        1,200
Sales of oil and gas produced during period, net
  of production costs                                    (1,474)
Net change in income taxes                                 (415)
Accretion discount                                          665
Other (changes in production rates, timing
  and other)                                                132
                                                   ------------
Standardized measure of discounted
  future net cash flows, end of year               $     14,449
                                                   ============